EXHIBIT 16

                      [LETTERHEAD OF STONEFIELD JOSEPHSON]


United States Securities and Exchange Commission

Division of Corporation Finance

Office of Small Business Review

450 5th Street, N.W. Room 3112

Washington, D.C. 20549




     RE:    FORM 8-K/A DATED JUNE 25, 2002

            FILE NO. 000-22845

Dear Commission:

We have received a copy of and have reviewed Item 4 of the Report on Form 8-K/A, dated June 25, 2002, filed by Creative Host Services, Inc. with the Securities and Exchange Commission. We agree with the disclosures in Item 4 of said Report and understand that a copy of this letter will be filed as an exhibit to the Report.





                     /s/    S TONEFIELD J OSEPHSON , I NC .
                            STONEFIELD JOSEPHSON, INC.
                            SANTA MONICA, CALIFORNIA
June  25,  2002